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                       May 20, 2022

       Julie K. Streich
       Chief Financial Officer and Interim Chief Executive Officer Barnes Group, Inc.
       123 Main Street
       Bristol, Connecticut 06010

                                                        Re: Barnes Group, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-04801

       Dear Ms. Streich:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing
       cc:                                              J. Williams, Executive
Assist to CEO